UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

LESAKA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr.
Jan Smuts Avenue and Bolton Road
 Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares	LSAK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On May 7, 2024, Lesaka Technologies, Inc. ("Lesaka" or the "Company") entered into a Sale and Purchase Agreement (the "Purchase Agreement") with Lesaka Technologies (Proprietary) Limited ("Lesaka SA"), and Crossfin Apis Transactional Solutions (Pty) Ltd and Adumo ESS (Pty) Ltd ("the Sellers"). Pursuant to the Purchase Agreement and subject to its terms and conditions, Lesaka, through its subsidiary, Lesaka SA, agreed to acquire, and the Sellers agreed to sell, all of the outstanding equity interests and certain claims in the Adumo (RF) Proprietary Limited ("Adumo") (the "Acquisition").

On October 1, 2024, the parties signed an addendum to the Purchase Agreement (the "First Addendum") under which allows the Sellers (and/or Sellers' Nominees) to sell certain shares acquired in the Acquisition to various parties, including Lesaka SA.

The foregoing descriptions of the Purchase Agreement and the First Addendum contained herein do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the First Addendum, which are attached hereto as Exhibit 2.1 and 2.2, respectively.

ZAR 665.0 million bridge facility and Share Purchase Agreement

On September 30, 2024, Lesaka Technologies, Inc. ("Lesaka"), through Lesaka Technologies Proprietary Limited ("Lesaka SA"), entered into an Facility Letter (the "F2024 Facility Letter") with FirstRand Bank Limited (acting through its Rand Merchant Bank division) ("RMB") to provided Lesaka SA a ZAR 665.0 million funding facility (the "Facility").

On September 30, 2024, the USD/ZAR exchange rate was $1: ZAR 17.18.

The Facility has been used by Lesaka SA to (i) settle an amount of ZAR 232,158,422 due to the Sellers; (ii) pay Crossfin Holdings Proprietary Limited ("Crossfin Holdings") ZAR 207,232,238 under a share purchase agreement ("Share Purchase Agreement") concluded between Lesaka SA and Crossfin Holdings; (iii) pay an amount of ZAR 147,510,441 notified by Investec Bank Limited to Adumo and Lesaka SA as a result of the Acquisition and (iv) pay an origination fee of ZAR 7,575,050 to RMB. The Facility also provides Lesaka with ZAR 70,000,000 for Acquisition-related expenses.

Interest on the Facility is calculated as the South Africa Prime Rate + 1.80%. The South Africa Prime Rate is currently 11.50%. The Facility is unsecured and required to be repaid in full on or before December 13, 2024.

Per the First Addendum, on October 1, 2024, Lesaka SA and Crossfin Holdings entered into the Share Purchase Agreement under which Lesaka SA agreed to purchase 2,601,410 shares of Lesaka' common stock from Crossfin Holdings for ZAR 207,232,238. The transaction is expected to settle in early October 2024.

On October 1, 2024, the USD/ZAR exchange rate was $1: ZAR 17.3354.

The foregoing descriptions of the F2024 Facility Letter and the Share Purchase Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the F2024 Facility Letter and the Share Purchase Agreement, which are attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2024, all conditions related to the Acquisition were fulfilled and the transaction closed.

The purchase consideration was settled through the combination of an issuance of 17,279,803 shares of the Company's common stock and a ZAR 232,158,422 million payment in cash.

A copy of the press release issued on October 2, 2024, announcing the closing of the acquisition is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement, the Company issued 17,279,803 shares of common stock to the former equity holders of Adumo in accordance with the terms and conditions set forth in the Purchase Agreement. The nature of the transaction and the nature and amount of consideration received by Adumo's equity holders are described in Item 2.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Sale and Purchase Agreement, dated May 7, 2024, between Lesaka Technologies Proprietary Limited; Lesaka Technologies, Inc. and the parties listed in Annexure A, incorporated by reference to Exhibit 2.1 of Lesaka Technologies, Inc.'s Current Report on Form 8-K, filed on May 7, 2024
2.2	First Addendum to Sale and Purchase Agreement, dated October 1, 2024, between Lesaka Technologies Proprietary Limited; Lesaka Technologies, Inc. and the parties listed in Annexure A
10.1	Facility Letter dated September 30, 2024 between Lesaka Technologies (Proprietary) Limited and FirstRand Bank Limited (acting through its Rand Merchant Bank division)
10.2	Sale of Shares Agreement dated October 1, 2024, between Lesaka Technologies Proprietary Limited and Crossfin Holdings Proprietary Limited
99.1	Press Release, dated October 2, 2024, issued by Lesaka Technologies, Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LESAKA TECHNOLOGIES, INC.

Date: October 2, 2024	By:	/s/ Dan L. Smith
	Name:	Dan L. Smith
	Title:	Group Chief Financial Officer